Exhibit 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of _________ __, 2010, by and between Imperial Capital Group, L.P., a Delaware limited partnership (“ICG LP”), and Randall E. Wooster (“Executive”).

WHEREAS, Executive, together with Jason W. Reese, manage the business and operations of ICG LP (or its predecessor) pursuant to a management agreement between ICG LP and Imperial Capital Group Holdings, LLC;

WHEREAS such management agreement will be assigned by Imperial Capital Group Holdings, LLC to ICG LP and terminated by ICG LP in exchange for certain consideration payable to Imperial Capital Group Holdings, LLC, in connection with the consummation of the Initial IPO;

WHEREAS, subject to the consummation of the Initial IPO of Imperial Capital Group, Inc. (“Imperial Capital”), the general partner of ICG LP, ICG LP desires to secure for itself and its Affiliates the continuing services of Executive by employing Executive, and Executive desires to provide such continuing services as an employee of ICG LP, in each case, pursuant to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, ICG LP, Imperial Capital (solely for purposes of Section 10(p)) and Executive hereby agree as follows:

1. Term of Employment. Subject to the consummation of the Initial IPO, Executive shall be employed by ICG LP for the period commencing on the Effective Date and ending on the third annual anniversary thereof (such period, the “Employment Term”) on the terms and conditions set forth herein. Commencing on the initial anniversary of the Effective Date and on each annual anniversary thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless either ICG LP or Executive provides the other party with written notice before an Extension Date that the Employment Term shall not be so extended. For the avoidance of doubt, it is intended that, unless either party has provided written notice to the other before an Extension Date that the Employment Term shall not be so extended, the remaining length of the Employment Term shall always be no less than two years.

2. Position and Duties. During the Employment Term, Executive shall serve as the President of ICG LP. In such position, Executive shall report solely and directly to the Board of Directors of Imperial Capital (the “Board”), and all employees of ICG LP and its subsidiaries, other than Jason W. Reese, shall report either directly or indirectly to Executive. Without limiting the foregoing, Executive shall have such executive and managerial duties and authority as shall be determined from time to time by the Board as are commensurate with Executive’s positions. During the Employment Term, Executive shall also serve, without additional compensation, as a director on the Board of Directors and President of Imperial Capital. During

the Employment Term, Executive shall devote Executive’s full business time and attention (exclusive of periods of illness or vacation) to the performance of Executive’s duties hereunder and shall not engage in any other business, profession or occupation for compensation without the prior written consent of the Board. Notwithstanding the foregoing, Executive may manage his personal investments, be involved in charitable and professional activities (including serving on charitable and professional boards), and, with the consent of the Board, serve on for-profit boards of directors and advisory committees, so long as such service does not materially interfere with the performance of Executive’s duties hereunder or violate Section 7 hereof. Any boards that Executive serves on as of the Effective Date shall be deemed to have been approved by the Board.

3. Salary and Annual Bonus.

(a)	Base Salary. During the Employment Term, ICG LP shall pay Executive a base salary at the annual rate of $ , payable in regular installments in accordance with ICG LP’s usual payroll practices for similarly situated senior executives of ICG LP. The Board shall review Executive’s base salary and other compensation at least once per annum, and may increase, but not decrease, Executive’s annual base salary. Executive’s annual base salary, as in effect from time to time, shall hereinafter be referred to as the “Base Salary.”

(b)	Annual Bonus. During the Employment Term (or portion thereof), Executive shall be eligible to receive a bonus (the “Annual Bonus”), as determined pursuant to the ICG LP [Annual Bonus Plan] (or any similar or successor plan) (collectively, the “Bonus Plan”), and on the basis of Executive’s or ICG LP’s attainment of objective financial or other goals established by the Compensation Committee of the Board (the “Compensation Committee”) in its sole good faith discretion and in consultation with Executive. The Annual Bonus for each fiscal year shall be paid to Executive no later than the March 15th following the completion of such fiscal year. In addition, Executive shall be eligible to participate in any other bonus or compensation plan or program that may be established by the Compensation Committee for senior executives and that covers Executive (even if such plan or program does not provide for qualified performance-based bonuses within the meaning of Section 162(m) of the Code), at a level commensurate with Executive’s positions.

4. Equity Participation. Executive shall be entitled to participate in, and to be granted awards consisting of, shares of Common Stock pursuant to the 2010 Equity Incentive Plan of Imperial Capital Group, Inc. (the “2010 Equity Plan”), as the Compensation Committee shall determine from time to time at a level commensurate with Executive’s position, which Common Stock shall be subject to restrictions and such other terms and conditions not inconsistent with this Agreement (the “Restricted Stock”) and as are set forth in the agreement evidencing such award of Restricted Stock (the 2010 Equity Plan and the agreement evidencing such award being referred to herein as the “Equity Award Documents”).

5. Employee Benefits.

(a)	General. During the Employment Term, Executive shall be entitled to participate in or be eligible to receive benefits under ICG LP’s employee benefit plans and payroll practices, as in effect from time to time, including, without limitation, any medical and dental insurance, vision, life insurance, short-term and long-term disability or death benefits and 401(k) plans or other fringe benefits (collectively, “Employee Benefits”), on a basis no less favorable then that which is available to other senior executives of ICG LP.

(b)	Expense Reimbursement. ICG LP shall reimburse Executive for all reasonable business expenses incurred by Executive in the performance of his duties hereunder; provided, that such expenses are incurred and accounted for in accordance with ICG LP’s policies and procedures. All such payments shall be made by ICG LLP within 60 days of ICG LLP’s receipt of appropriate documentation establishing Executive’s payment of the expenses for which he seeks reimbursement.

6. Termination of Employment. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Executive’s rights, and ICG LP’s obligations, upon Executive’s termination of employment with ICG LP; provided that: (i) Executive’s rights with respect to Executive’s awards under the 2010 Equity Plan shall be governed solely by the terms of the 2010 Equity Plan and the agreements and other documents governing such awards (including the Equity Award Documents); and (ii) Executive’s rights with respect to the amount and time of payment of any Employee Benefits shall be governed by the documents governing such Employee Benefits.

(a)	For Cause by ICG LP or For Any Reason Other than Good Reason by Executive. The Employment Term and Executive’s employment (i) may be terminated by ICG LP for Cause or as a result of Executive’s Disability and (ii) shall terminate upon Executive’s death or upon Executive’s resignation without Good Reason; provided that before ICG LP may terminate Executive for Cause, the Board shall deliver to Executive a written notice of ICG LP’s intent to terminate him for Cause, which notice shall include with specificity the reasons for such termination, and ICG LP shall provide Executive a hearing in person (together with counsel) before the full Board. If after such hearing, the Board gives written notice to Executive confirming that a majority of the members of the full Board (excluding Executive) voted after the hearing to terminate him for Cause, Executive’s employment shall thereupon be terminated for Cause. If Executive’s employment is terminated by ICG LP for Cause or as a result of Disability, upon Executive’s death or if Executive resigns without Good Reason, Executive (or in the event of his death, Executive’s estate) shall be entitled to receive:

(A) the Base Salary through the date of termination, payable on the normal payroll date for such Base Salary;

(B) any Annual Bonus earned, but unpaid, as of the date of termination for the immediately preceding fiscal year and, except when Executive’s employment is terminated by ICG LP for Cause or upon Executive’s resignation without Good Reason, a pro-rata portion of the Annual Bonus for the fiscal year in which Executive’s termination occurs (provided any applicable performance-based requirements under Section 162(m) of the Code are complied with), which shall be paid at the time set forth in Section 3; and

(C) reimbursement for any unreimbursed business expenses that have been properly incurred by Executive prior to the date of Executive’s termination and that are or have been submitted in accordance with the applicable ICG LP policy, which reimbursement shall be paid promptly and in any event within 60 days after submission in accordance with ICG LP policy, provided that Executive shall submit all outstanding unreimbursed business expenses no later than 45 days following the date of termination;

For purposes of this Agreement, the amounts described in the preceding clauses (A) through (C) hereof payable at the times provided herein are referred to as the “Accrued Rights”.

(b)	By ICG LP Without Cause or by Executive for Good Reason. The Employment Term and Executive’s employment may be terminated by ICG LP without Cause or by Executive’s resignation for Good Reason. If Executive’s employment is terminated by ICG LP without Cause or as a result of Executive’s resignation for Good Reason, Executive shall be entitled to receive from ICG LP:

(A) the Accrued Rights; and

(B) subject to Executive’s continued compliance with the provisions of Sections 7 and 8 of this Agreement, and subject to Executive’s execution and non-revocation of the “Release” within 30 days after receipt, which shall be delivered to Executive within 10 days following the termination of Executive’s employment and which shall be substantially in the form attached hereto as Exhibit A (the expiration of the Release revocation period, following execution of the Release by Executive and without revocation by Executive during such period, the “Release Effective Date”):

(1) two (2) times the sum of (i) the Base Salary and (ii) the average of the Annual Bonuses earned or payable to Executive with respect to the last three fiscal years completed prior to the termination of Executive’s employment (such aggregate calculated amount being the “Base Severance”), which Base Severance shall be payable in equal, or substantially equal, payments over the twenty-four month period commencing on the Date of Termination in accordance with ICG LP’s normal payroll practices, provided that the first payment shall be made on the first payroll date that occurs following the Release Effective Date, and shall include any amounts that would have otherwise been due under this paragraph prior to such first payment date; and provided, further, that in the event that the Date of Termination occurs during the period commencing on the Effective Date and ending on December 31 of the year in which the third anniversary of the Effective Date occurs, the Base Severance shall be deemed to be $___________; and

(2) continue to provide, at ICG LP’s expense, Executive (and his eligible dependents) with the medical, dental, vision and life insurance coverage in which he (or his dependents) was participating as of the Date of Termination (at a level then in effect with respect to coverage and employee premiums) until the second anniversary of the Date of Termination. If such coverage cannot be provided on a tax-advantaged basis under ICG LP’s program, ICG LP shall reimburse Executive for the cost of such coverage actually obtained and incurred independently by Executive during such two year period plus an amount sufficient for Executive to pay all federal, state or local income or employment taxes imposed upon the receipt of the reimbursement plus the receipt of the amount itself, but the cost of such coverage to be reimbursed shall not exceed the cost for such coverage to a similarly-situated senior executive under the program, and all reimbursements for the cost of such coverage and the taxes shall be made by ICG LP no later than the end of the second taxable year of Executive following the taxable year in which Executive’s Date of Termination occurs.

(c)	Change of Control. Notwithstanding any provision of this Agreement to the contrary (including, for the avoidance of doubt, Section 6(a)), if a Change in Control shall occur and Executive voluntarily terminates his employment at anytime within six (6) months following such Change in Control, then Executive shall be entitled to receive the amounts and benefits provided in Section 6(b) as if Executive had resigned for Good Reason; provided that if the Change in Control shall constitute a change in control within the meaning of Section 409A of the Code, then the Base Severance shall be paid in one lump sum payment on the first payroll date that occurs following the later of (i) the Change in Control, or (ii) the Release Effective Date (instead of in installments over the twenty-four month period following the date of termination of Executive’s employment). Immediately prior to the occurrence or consummation of any transaction that could constitute or that could result in a Change in Control that would not constitute a change in control within the meaning of Section 409A of the Code, ICG LP shall establish at its cost and expense an irrevocable grantor trust described in Revenue Procedure 92-64, 1992-2 C.B. 422 (sometimes known as a “rabbi trust”) with an institution and pursuant to an agreement as shall be mutually acceptable to ICG LP and Executive, which trust agreement shall provide for the payment of any amounts, at the times and under the circumstances that amounts may thereafter be payable as provided in Section 6, and simultaneously with the occurrence or consummation of the transaction constituting or that could result in the Change in Control, ICG LP shall transfer to the institution serving as trustee of such trust an amount as shall at least equal the amounts payable to Executive pursuant to this Section 6 following such Change in Control.

(d)

Notice and Date of Termination. Any purported termination of Executive’s employment by ICG LP or by Executive shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 10(g) hereof. For purposes of this Agreement, “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated as a result of Disability, the date provided in the

Notice of Termination; and (iii) if Executive’s employment is terminated pursuant to Sections 6(b) or 6(c), the date specified in the Notice of Termination (or if no such date is specified, the last day of Executive’s active employment with the Company), in each case as provided in accordance with this Agreement. If the Date of Termination is specified in a Notice of Termination, in no event shall the Date of Termination be earlier than the date the Notice of Termination was given pursuant to Section 10(g).

7. Certain Restrictive Covenants.

(a)	During the Employment Term and, except in the case where the Employment Term has ended as a result of ICG LP electing not to extend the Employment Term pursuant to Section 1 hereof, during the 24-month period following the Date of Termination (the Employment Term and, if applicable, the 24-month period following the Date of Termination, the “Restricted Term”), Executive shall not without the Board’s prior written consent (i) directly or indirectly whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), (ii) solicit or assist in soliciting in competition with ICG LP or any of its Affiliates, the business of any current or actively being pursued prospective customer, client, partner, member, or (iii) invest or engage in, have any equity interest in, or manage or operate (whether as a director, officer, employee, agent, representative, security holder, consultant or otherwise) any business that competes with the business of ICG LP or any of its Affiliates (including, without limitation, businesses which ICG LP or any of its Affiliates had specific plans to conduct in the future and as to which Executive was aware of such planning, and which were not terminated or abandoned by the relevant entity’s board of directors more than one year prior to the date of Executive’s termination (“Specific Plans”)) in any geographical area that is within 50 miles of any geographical area where ICG LP or any of its Affiliates actually does (or has Specific Plans to) provide its products or services (a “Competitive Business”); provided that: (x) Executive shall be permitted to acquire a passive stock or equity interest in such a Competitive Business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such a Competitive Business; (y) Executive shall be permitted to acquire any investment through a mutual fund, private equity fund or other pooled account that is not controlled by Executive and in which he has less than a five percent (5%) interest; or (z) Executive may provide services to a subsidiary, division or Affiliate of a Competitive Business if such subsidiary, division or Affiliate is not itself engaged in a Competitive Business and Executive does not provide services to, or have any responsibilities regarding, the Competitive Business. At any time during the Restricted Term following the Date of Termination, Executive may request in writing that the Board consent to Executive’s direct or indirect engagement in, ownership of an equity interest in, or management or operation of (whether as a director, officer, employee, agent, representative, security holder, consultant or otherwise) any Competitive Business, which request the Board shall consider in good faith based upon the Board’s reasonable and good faith determination of the potential impact of Executive’s involvement in such Competitive Business on ICG LP and its Affiliates.

(b)	During the 12 month period following the Date of Termination, Executive shall not, directly or indirectly recruit or otherwise solicit or induce any executive employee, director or consultant of or to ICG LP to terminate his or its employment or arrangement with ICG LP or otherwise change its relationship with ICG LP, provided that nothing in this Section 7(b) shall prohibit Executive from providing employment, personal or other references for any such Person or general advertising for employees by Executive or any Person of which Executive is an employee or Affiliate.

(c)	Executive shall not intentionally disparage ICG LP, any of its practices, or any of the directors, officers, or employees of ICG LP or its Affiliates, whether orally, in writing or otherwise, at any time. ICG LP and its Affiliates (including without limitation the directors of any of its Affiliates) shall not intentionally disparage Executive, whether orally, in writing or otherwise, at any time. Notwithstanding the foregoing, nothing in this Section 7(c) shall (i) limit the ability of ICG LP or Executive, as applicable, to provide truthful testimony as required by law or any judicial or administrative process or Executive from making normal commercial competitive type statements in a competitive business situation not based on his employment with ICG LP, or (ii) prevent any Person from (x) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (y) making any truthful statement to the extent necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement.

(d)	Executive agrees that all strategies, methods, processes, techniques, marketing plans, merchandising schemes, themes, layouts, mechanicals, trade secrets, copyrights, trademarks, patents, ideas, specifications and other material or work product (“Intellectual Property”) that Executive creates, develops or assembles during the Employment Term in connection with his employment hereunder shall become the permanent and exclusive property of ICG LP to be used in any manner it sees fit, in its sole discretion. Executive shall not communicate to ICG LP any ideas, concepts, or other intellectual property of any kind (other than that required in his capacity as an officer of ICG LP) which (i) were earlier communicated to Executive in confidence by any third party as proprietary information, or (ii) Executive knows or has reason to know is the proprietary information belonging to Executive or any third party. All Intellectual Property created or assembled in connection with Executive’s employment hereunder shall be the permanent and exclusive property of ICG LP, and Executive will and hereby does assign any rights therein to ICG LP. ICG LP and Executive mutually agree that all Intellectual Property and work product created in connection with this Agreement, which is subject to copyright, shall be deemed to be “work made for hire,” and that all rights to copyrights shall be vested in ICG LP. If for any reason ICG LP cannot be deemed to have commissioned “work made for hire,” and its rights to copyright are thereby in doubt, then Executive agrees not to claim to be the proprietor of the work prepared for ICG LP, and agrees to and hereby does irrevocably assign to ICG LP, at ICG LP’s expense, all rights in the copyright of the work prepared for ICG LP.

(e)	ICG LP and Executive expressly acknowledge and agree that the agreements and covenants contained in this Section 7 are reasonable. In the event, however, that any agreement or covenant contained in this Section 7 shall be determined by any court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.

(f)	ICG LP and Executive expressly acknowledge and agree that the agreements and covenants contained in this Section 7 are reasonable. In the event, any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(g)	Any limitation on Executive’s activities or any forfeiture of benefits, equity or compensation based on violation of limitations on Executive’s activities shall not be based on any limitation that is any broader than those set forth in this Section 7.

8. Confidential Information. Except as Executive deems necessary (or, in good faith, desirable) to be disclosed in connection with the performance of Executive’s duties hereunder or as specifically set forth in this Section 8, Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any non-public, proprietary or confidential information, including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals, concerning the past, current or future business, activities and operations of ICG LP or any of its Affiliates and/or any third party that has disclosed or provided any of the same to ICG LP or any of its Affiliates on a confidential basis (the “Confidential Information”). “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; or (b) received by Executive in good faith from a third party (which is unaffiliated with ICG LP and its Affiliates) who had received such information without breach of any confidentiality obligation. Additionally, Executive shall not be liable for disclosures of “Confidential Information” if required by law or legal process to be disclosed, provided that Executive shall: use his best efforts to give prompt written notice to ICG LP of such requirement; notify the requesting entity or authority that such information is subject to disclosure limitations belonging to ICG LP and/or its Affiliates and request from such entity or authority a delay in any such production so that ICG LP and/or its Affiliates may seek appropriate legal protections, if any; disclose no more information than is so required; and cooperate with any attempts by ICG LP to obtain a protective order or similar treatment. The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of ICG LP (and any successor or assignee of ICG LP). Upon termination of Executive’s employment with ICG LP for any reason, Executive will promptly deliver to ICG LP all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning ICG LP’s customers, business plans, designs, marketing or other business strategies, products or processes, provided that Executive may retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and personal rolodexes, personal files and personal telephone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes, (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with ICG LP and (v) copies of minutes, presentation materials and personal notes from any meeting of the Board, or any committee thereof, while he was a member of the Board, provided, however, that nothing in the foregoing provisions (i) through (v), inclusive, shall entitle Executive to retain any confidential, proprietary or trade secret information belonging to ICG LP or its Affiliates, including but not limited to detailed customer lists, preferences or information

9. Specific Performance. It is recognized and acknowledged by Executive and ICG LP that a breach by either party of such party’s covenants contained in Sections 7 and 8 will cause irreparable damage to ICG LP or Executive, as applicable, and its or his goodwill or reputation, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the parties agree that in the event a party breaches any covenant contained in Sections 7 and 8, in addition to any other remedy which may be available at law or in equity (or under any other agreement between ICG LP and Executive), the other party will be entitled to specific performance and injunctive relief, in addition to any remedies at law, and without posting any bond, ICG LP shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

10. Miscellaneous.

(a)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of laws principles thereof.

(b)	Entire Agreement/Amendments. Subject to the consummation of the Initial IPO, this Agreement contains the entire understanding of the parties with respect to the employment of Executive by ICG LP, and this Agreement shall supersede all prior agreements (including verbal agreements) between Executive and the ICG LP with respect to the subject of this Agreement; provided that Executive’s rights with under the 2010 Equity Plan to the extent not inconsistent with the express provisions hereof shall be governed solely by the Equity Documents. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)	No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(d)	Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(e)	Assignment. This Agreement, and all of each party’s rights, duties and obligations hereunder, shall not be assignable or delegable by either party. Any purported assignment or delegation by either party in violation of the foregoing shall be null and void ab initio and of no force and effect. ICG LP will require any successor (whether direct or indirect, by purchase, merger, consolidation, transfer or otherwise) to all or substantially all of the assets of ICG LP to expressly assume and agree to perform this Agreement in the same manner and to the same extent that ICG LP would be required to perform hereunder.

(f)	Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

(g)	Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the ICG LP:

Imperial Capital Group, LLC

2000 Avenue of the Stars

9th Floor, South Tower

Los Angeles, CA 90067

Telephone: (310) 246-3700

Facsimile:

Attention: General Counsel

If to Executive: To the most recent address of Executive set forth in the personnel records of the ICG LP.

(h)	Executive Representation. Executive hereby represents to ICG LP that the execution and delivery of this Agreement by Executive and ICG LP and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(i)	Cooperation. Following the Employment Term, Executive shall reasonably cooperate with ICG LP in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder (other than any action or proceeding with respect to this Agreement). ICG LP shall reimburse all reasonable costs and expenses of Executive as a result of such cooperation, including lost wages, travel costs and legal fees to the extent Executive reasonably believes that separate representation is warranted, and any reimbursement must be made on or before the last day of the year following the year in which the expense was incurred. Executive’s entitlement to reimbursement of expenses, including legal fees pursuant to this Section 10(i), shall in no way affect Executive’s rights to be indemnified and/or advanced expenses in accordance with ICG LP’s or any Affiliates corporate documents, insurance policies and/or in accordance with this Agreement. In no event shall Executive be required to act against the best interests of any new employer or new business venture in which he is a partner or active participant, and any request for such cooperation shall take into account (i) the significance of the matters at issue in the litigation, arbitration, proceeding or investigation and (ii) Executive’s other personal and business commitments.

(j)	Withholding Taxes. ICG LP may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as may in ICG LP’s judgment be required to be withheld pursuant to any applicable law or regulation.

(k)	Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(l)

Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with ICG LP Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then ICG LP will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with ICG LP (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section 10(l) in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified under this Section 10(l) (together with interest for any additional deferral period resulting from this Section 10(l) at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of termination). ICG LP shall consult with Executive in good faith regarding the implementation of this Section 10(l); provided that neither the ICG LP nor any of its employees or representatives shall have any liability to Executive with respect thereto. Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. In addition, the entitlement to any series of payments provided for in this Agreement shall be treated as multiple payments rather than a single payment for purposes of Section 409A.

(m)	No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of subsequent employment of Executive following the termination of his employment hereunder.

(n)	Resignation as Member of Board. If Executive’s employment with ICG LP is terminated for any reason, Executive hereby agrees to resign, as of the date of such termination and to the extent applicable, as a member of the Board and the board of directors or managers (and any committees thereof) of any of ICG LP’s Affiliates.

(o)	Arbitration. Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, other than injunctive relief under Section 9 hereof, shall be settled exclusively by arbitration conducted in Los Angeles, California, by and in accordance with the applicable rules of the American Arbitration Association (the “Rules”). Each of the parties hereto agrees that such arbitration shall be conducted by a single arbitrator selected in accordance with the Rules; provided that such arbitrator must be experienced in deciding cases concerning the matter which is the subject of the dispute. Each of the parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. With respect to any arbitration hereunder, each party shall pay its own legal fees and expenses; provided that (i) ICG LP shall pay the reasonable legal fees and expenses of Executive if the arbitrator determines there was no reasonable basis for ICG LP’s claim or position, and (ii) Executive shall pay the reasonable legal fees and expenses of ICG LP if the arbitrator determines there was no reasonable basis for Executive’s claim or position; provided, further, that the parties agree to share the cost of the arbitrator’s fees in any event. Nothing in this arbitration provision shall prevent the parties from seeking injunctive, equitable and/or other appropriate relief to enforce Section 9 in a court of competent jurisdiction.

(p)	Obligations of Imperial Capital. Imperial Capital shall indemnify Executive in accordance with the terms of the Imperial Capital by-laws (or other provisions of its governance documents) as in effect on the Effective Date except to the extent that such indemnification would be a violation of applicable law. In addition, during the Employment Term, Imperial Capital shall nominate Executive for a seat on the Board upon the expiration of Executive’s current term as a director, and upon the expiration of each subsequent term thereafter (or, in the event that Executive is not elected to the Board at any annual meeting of Imperial Capital’s annual meeting of stockholders, at not less than one annual meeting following the first annual meeting at which he is not elected).

(q)	Indemnification. ICG LP shall indemnify Executive to the full extent provided in ICG LP’s partnership agreement in connection with Executive’s activities as an officer of ICG LP.

(r)	Modification. No change, modification or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

(s)	Survival. Notwithstanding the termination of the Employment Term, the provisions of Sections 6, 7, 8, 9 and 10 of this Agreement shall survive any such termination.

(t)	Defined Terms. For purposes of this Agreement, the following capitalized terms shall have their respective meanings set forth below:

“Affiliate” shall mean with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term “control,” as used in this Agreement, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “controlling” have meanings correlative to the foregoing. For the avoidance of doubt, Imperial Capital is in control of ICG LP.

“Cause” shall mean the occurrence of any of the following:

(A) Executive’s willful and continued failure (other than by reason of incapacity due to physical or mental illness) to perform the material and lawful duties of his employment after notice from ICG LP of such failure and his inability or unwillingness to correct such failure (prospectively) within 10 days following such notice;

(B) Executive’s conviction of, or plea of no contest to, a felony involving fraud or moral turpitude;

(C) Executive’s intentional commission at any time in the performance of his duties hereunder of any act of fraud, embezzlement, misappropriation of ICG LP property, moral turpitude or breach of fiduciary duty against ICG LP that has a material adverse effect on ICG LP or Affiliate thereof; or

(D) Executive’s willful material violation of ICG LP’s statement of corporate policy and code of conduct at any time after such statement and code have been adopted by the Board and have been set forth in writing and delivered to Executive;

provided, that in the case of (A) above, no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interest of ICG LP or any of its Affiliates. Notwithstanding the foregoing, no act, omission or circumstance shall be deemed grounds to constitute “Cause” ninety (90) days following the occurrence of or, if later, the date the Board had knowledge of, such act, omission or circumstance, unless the Board has given Executive written notice thereof prior to such date.

“Change in Control” shall have the meaning assigned to such term in the 2010 Equity Plan as of the date of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder as in effect at the time of reference.

“Common Stock” shall mean the Class A common stock, $0.01 par value, of Imperial Capital.

“Disability” shall mean that Executive has become physically or mentally incapacitated and is therefore unable for a period of 180 consecutive days or for an aggregate of 180 days in any consecutive twelve month period to perform substantially all of Executive’s material duties. Any question as to the existence of the Disability of Executive as to which Executive and ICG LP cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and ICG LP. All costs associated with the determination by the qualified independent physician shall be paid by ICG LP. If Executive and ICG LP cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. To the extent applicable, all costs associated with the appointment and determination by the third physician shall be paid by ICG LP. The determination of Disability made in writing to ICG LP and Executive shall be final and conclusive for all purposes of this Agreement.

“Effective Date” shall mean the date upon which the Initial IPO is consummated.

“Good Reason” shall mean the occurrence of any of the following:

(A) a failure of ICG LP to continue Executive in the position of, and with the titles of, President;

(B) a material diminution or undue dilution in the nature or scope of Executive’s employment responsibilities, duties or authority, a material interference with the discharge of Executive’s responsibilities, duties or authority or the assignment to Executive of duties or responsibilities that are materially and adversely inconsistent with his then position;

(C) a failure of Executive to be elected to the Board of Directors of Imperial Capital at any annual meeting of Imperial Capital’s stockholders that occurs during the Employment Term (unless Executive is prohibited from serving as a member of the Board by any applicable law, rule or regulation (including without limitation any rule promulgated by any national securities exchange on which the Company’s shares are listed));

(D) a material breach by ICG LP of any term of this Agreement;

(E) a failure of ICG LP to timely make any material payment or provide any material benefit under this Agreement, or ICG LP’s reduction of any compensation or equity or any material reduction of any benefits that Executive is eligible to receive under this Agreement; or

(F) a relocation by more than 50 miles of ICG LP’s principal offices from 2000 Avenue of the Stars, Los Angeles, CA 90067 without Executive’s prior written consent;

provided that the occurrence of any of the foregoing events in (A), (B), (C), (D) or (E) shall constitute Good Reason only if ICG LP fails to cure such event within 60 days after receipt from Executive of written notice of such occurrence; provided, further, that Good Reason shall cease to exist following 60 days after the later of its occurrence or Executive’s knowledge thereof, unless Executive has given ICG LP written notice thereof prior to such date.

“Initial IPO” shall mean the consummation of the sale to the public of the Common Stock contemplated by and pursuant to the Registration Statement on Form S-1 filed with the Securities and Exchange Commission, as amended, pursuant to Registration Number 333-162614.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

IMPERIAL CAPITAL GROUP, L.P.

By: Its:

EXECUTIVE

And for the purpose of joining in, and being bound by, Section 10(p) of this Agreement (but not otherwise).

IMPERIAL CAPITAL GROUP, INC.

By: Its: